Report of Independent Auditors and
Consolidated Financial Statements

J-W Energy Company

October 31, 2025

bakertilly

Report of Independent Auditors
The Board of Directors
J-W Energy Company
Report on the Audit of the Financial Statements
Opinion
We have audited the consolidated financial statements of J-W Energy Company, which comprise the balance sheet as of October 31, 2025, and the related statements of operations, equity, and cash flow for the year then ended, and the related notes to the financial statements.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of J-W Energy Company as of October 31, 2025, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of J-W Energy Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about J-W Energy Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of J-W Energy Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about J-W Energy Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.
Dallas, Texas
January 9, 2026

Consolidated Financial Statements

J-W Energy Company
Consolidated Balance Sheet
(dollars in thousands)
October 31, 2025

CURRENT ASSETS
Cash and cash equivalents	$4,209
Accounts receivable – net of allowance of $775	36,728
Inventories, net	63,176
State income taxes receivable	1,613
Other current assets	3,054
Total current assets	108,780
PROPERTY, PLANT, AND EQUIPMENT, net	400,542
GOODWILL	2,779
RIGHT OF USE ASSET, net	4,340
TOTAL ASSETS	$516,441

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$33,356
Income taxes payable	—
Deferred revenue	12,030
Lease liability – short-term portion	1,489
Other current liabilities	—
Total current liabilities	46,875
LONG-TERM DEBT, net of debt issuance costs of $1,425	268,575
DEFERRED INCOME TAXES	73,198
LEASE LIABILITY – long-term portion	2,966
Total liabilities	391,614

COMMITMENTS AND CONTINGENCIES (Note 13)

EQUITY
Common stock, no par value; 100,000 shares authorized; 50,000 shares issued and outstanding	—
Preferred stock; 3,000,000 shares authorized; no shares issued and outstanding	—
Retained earnings	124,827
Total equity	124,827
TOTAL LIABILITIES AND EQUITY	$516,441
See accompanying notes.

J-W Energy Company
Consolidated Statement of Operations
(dollars in thousands)
Year Ended October 31, 2025

REVENUES
Compression rentals	$265,783
Field equipment sales	83,898
Field service fees	12,763
Total revenues	362,444
EXPENSES
Compression expenses	102,390
Cost of field equipment	68,772
Cost of field services	9,909
Selling, general, and administrative	44,874
Depreciation and amortization	54,909
Total expenses	280,854
OPERATING INCOME	81,590
OTHER EXPENSES
Interest expense	(17,921)
Other, net	1,016
Total other expenses	(16,905)
INCOME BEFORE INCOME TAXES	64,685
INCOME TAX EXPENSE	(13,522)
NET INCOME	$51,163
See accompanying notes.

J-W Energy Company
Consolidated Statement of Equity
(dollars in thousands)
Year Ended October 31, 2025

	Common Stock	Retained Earnings	Total
BALANCE, October 31, 2024	$—	$154,164	$154,164
Net income	—	51,163	51,163
Dividends	—	(80,500)	(80,500)
BALANCE, October 31, 2025	$—	$124,827	$124,827
See accompanying notes.

J-W Energy Company
Consolidated Statement of Cash Flows
(dollars in thousands)
Year Ended October 31, 2025

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$51,163
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	5,395
Depreciation and amortization	54,909
Provision for credit losses	426
(Gain)/loss on sale of property, plant, and equipment	(2,258)
Amortization of debt issuance costs	715
Change in operating assets and liabilities:
Accounts receivable	(12,199)
Inventories	12,844
Other assets and liabilities	(1,189)
Income taxes receivable/payable	(2,076)
Accounts payable and accrued liabilities	(3,958)
Deferred revenue	1,897
Net cash from operating activities	105,669
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(78,223)
Proceeds from sale of property, plant, and equipment	3,478
Net cash from investing activities	(74,745)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	115,100
Repayments of borrowings	(61,600)
Debt issuance costs	(365)
Dividends	(80,500)
Net cash from financing activities	(27,365)
NET CHANGE IN CASH AND CASH EQUIVALENTS	3,559
CASH AND CASH EQUIVALENTS, beginning of year	650
CASH AND CASH EQUIVALENTS, end of year	$4,209
SUPPLEMENTAL DISCLOSURE OF CASH FLOW ACTIVITIES
Interest payments	$17,234
Income tax payments	$10,169
See accompanying notes.

J-W Energy Company
Notes to Consolidated Financial Statements
(dollars in thousands)

Note 1 – Organization and Description of Business
J-W Energy Company (the Company, we, or our) is a Texas corporation headquartered in Addison, Texas. The Company’s wholly owned subsidiary, J-W Power Company, is a natural gas compression sales, leasing, and manufacturing company.
Note 2 – Summary of Significant Accounting Policies
Basis of presentation – The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and include the accounts of the Company and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated. The amounts reported in the notes to the consolidated financial statements are rounded to the nearest thousand.
Use of estimates – The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during each reporting period.
The most significant estimates include the (i) depreciable lives and impairment assessment of the property, plant, and equipment; (ii) allowance for doubtful accounts; (iii) valuation of goodwill; (iv) assessment of uncertain income tax positions; and (v) inventory valuation allowance. Management evaluates estimates on an ongoing basis using historical experience and other methods considered reasonable under particular circumstances. Although these estimates are based on management’s best available knowledge at the time, changes in facts and circumstances or discovery of new facts or circumstances may cause actual results to differ materially from management’s estimates.
Revenue recognition – The following policies outline the method by which revenue is recognized under the Company’s primary activities:
Compression rentals – The Company generates revenue from renting compressors to our customers. Our rental contracts typically range from 1 to 60 months. Our revenue is recognized over time, with monthly payments over the term of the contract. After the terms of the contract have expired, a customer may renew their contract or continue renting on a monthly basis thereafter.
Field equipment sales and field service fees – The Company recognizes revenue when all five of the following steps are complete: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when performance obligations are satisfied. Should changes in conditions cause the Company to determine revenue recognition criteria are not met for certain transactions, revenue recognition would be delayed until such time that the transactions become realizable and fully earned. Payments received in advance of meeting the above revenue recognition criteria are recorded as “Deferred revenue” on the balance sheet. These contracts may also include an assurance warranty clause to guarantee the product is free from defects in material and workmanship for a set duration of time; this is a standard industry practice and is not considered a performance obligation.

J-W Energy Company
Notes to Consolidated Financial Statements
(dollars in thousands)

Some units may recognize revenue in accordance with a bill and hold arrangement, by which the customer accepts title and assumes risk and rewards of ownership. These units are segregated from our finished goods inventory, such that they are not available to fill other orders. At a later date, the customer will request shipment of the equipment from our manufacturing facility. Per the customer’s agreement, change of control is passed to the customer once the equipment is complete and ready for shipment. The credit terms on these agreements are consistent with the credit terms on other sales. All control is shouldered by the customer, and there are no exceptions to the customer’s commitment to accept and pay for the manufactured equipment. Revenue recognized under these arrangements amounted to $10,498 for the fiscal year ended October 31, 2025.
Accounts receivable – Accounts receivable are stated at the historical carrying amount net of an allowance for credit losses. The allowance for credit losses is estimated by considering specific customer collection issues, the aging of accounts receivable, supplementary customer data, prior loss experience, and expected future losses in relation to revenues for the period. Accounts receivable are written off only when management has exhausted all efforts to collect such receivables, including efforts of third-party collection agencies. Accounts receivable under revenue contracts was $36,728 as of October 31, 2025.
Cash and cash equivalents – We consider all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. We maintain cash in bank deposits with major financial institutions. These accounts, at times, may exceed federally insured limits. Deposits in the United States currently are guaranteed by the Federal Deposit Insurance Corporation up to $250. We monitor the financial condition of the financial institutions and have not experienced any losses on such accounts.
Concentration of credit risk – Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable.
Virtually all of our accounts receivable are from customers in the oil and natural gas industry. Although diversified among many companies, collectability is dependent on the financial condition of each individual company as well as the general economic conditions of the industry. We review the financial condition of customers prior to extending credit and generally do not require collateral in support of our trade receivables.
Trade receivables are generally from oil and natural gas companies of varying sizes. There was one customer who accounted for 10% of accounts receivable at October 31, 2025. There were no customers who accounted for more than 10% of revenues for fiscal year ended October 31, 2025.
Fair value measurements and financial instruments – Financial instruments include cash and cash equivalents, receivables, payables, and long-term debt. The carrying value of cash and cash equivalents, receivables, and payables is considered to be representative of fair value because of their short maturity. The book value of the long-term bank debt approximates fair value because of its floating rate structure.
Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis, including property, plant, equipment, and goodwill. These assets are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment.

J-W Energy Company
Notes to Consolidated Financial Statements
(dollars in thousands)

Inventories – Inventories consist primarily of parts used for fabrication or maintenance of natural gas compression equipment, compression units that are held for sale, and oilfield equipment. Inventories are stated at the lower of cost or net realizable value using the standard cost method. A reserve may be recorded against inventory balances for estimated obsolescence based on specific identification and historical experience.
Property, plant, and equipment – Property, plant, and equipment are carried at cost and depreciated over the estimated useful lives of the assets primarily using the straight-line method. Normal maintenance and repairs are charged to expense, whereas significant replacements and improvements are capitalized and depreciated over the life of the refurbished parts.
We assess impairment of natural gas compressors, and other long-lived assets using cash flow estimates, recent sales of comparable assets, current value estimates, and other qualitative factors such as idleness or lack of usage. There were no impairment charges related to natural gas compressors recognized for fiscal year ended October 31, 2025.
Goodwill – Goodwill represents the excess of the purchase price over the estimated fair value of the assets acquired net of the fair value of liabilities assumed in an acquisition. Intangible assets with indefinite lives, including goodwill, are evaluated on an annual basis for impairment or more frequently if an event occurs or circumstances change that could potentially result in impairment.
The impairment test may be performed using a quantitative or qualitative approach or combination thereof. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, we determine it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the traditional two-step impairment test is unnecessary. We have the option to bypass the qualitative assessment in any period and proceed directly to performing the traditional goodwill impairment test. We may resume performing the qualitative assessment in any subsequent period.
The Company assesses goodwill for impairment each October 31 using a two-step process. The first step of the goodwill impairment test requires a determination of whether the fair value is less than its carrying value. If the fair value exceeds the carrying value, goodwill is not impaired, and no further testing is performed. The second step is performed only if the carrying value exceeds the fair value. The second step involves an analysis reflecting the allocation of fair value determined in the first step (as if it was the purchase price in a business combination). This process may result in the determination of a new amount of goodwill. If the calculated fair value of the goodwill resulting from this allocation is lower than the carrying value of the goodwill, the difference is reflected as a noncash impairment loss. The purpose of the second step is only to determine the amount of goodwill that should be recorded on the balance sheets. The recorded amounts of other items on the balance sheets are not adjusted.
The Company estimates the fair value utilizing both the income approach and the market approach. Revenue and expense forecasts used in the evaluation of goodwill were based on trends of historical performance and management’s estimate of future performance. No impairment was indicated for the year ended October 31, 2025.

J-W Energy Company
Notes to Consolidated Financial Statements
(dollars in thousands)

Income taxes and uncertain tax positions – The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, including net operating loss and tax credit carryforwards. The amount of deferred taxes on these temporary differences is determined using the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, as applicable, based on tax rates and laws enacted as of the balance sheet date. The Company reports income tax-related interest and penalties as a component of the provision for income taxes.
The Company reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical taxable income, projected future taxable income, applicable tax strategies, and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.
Tax positions are recognized only when it is more likely than not (likelihood of greater than 50%), based on technical merits, that the positions will be sustained upon examination. Tax positions that meet the more-likely-than-not threshold are measured using a probability-weighted approach as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement. Whether the more-likely- than-not recognition threshold is met for a tax position is a matter of judgment based on the individual facts and circumstances of that position evaluated in light of all available evidence. We consider many factors when evaluating and estimating our tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes (see Note 8).
Debt issuance costs – Debt issuance costs are capitalized and amortized over the related term of the debt on a straight-line basis (which approximates the effective interest method) as a component of interest expense. If the debt is retired before its scheduled maturity, any remaining unamortized issuance costs associated with the debt are expensed in the same period. In 2025, the Company capitalized approximately $365 of debt issuance costs related to long-term debt, which is being amortized through August 2027. Amortization of debt issuance costs of $715 were expensed for the fiscal year ended October 31, 2025.
Lease arrangements – In the ordinary course of business, the Company enters into a variety of lease arrangements, including operating and short-term leases.
Transactions give rise to leases when the Company receives substantially all the economic benefits and has the ability to direct the use of specified property and equipment. The Company determines if an arrangement is a lease at inception. The operating lease right-of-use (ROU) assets are included within the Company’s noncurrent assets and lease liabilities are included in current or noncurrent liabilities on the Company’s balance sheets.

J-W Energy Company
Notes to Consolidated Financial Statements
(dollars in thousands)

ROU assets represent the Company’s right to use, or control the use of, a specified asset for the lease term. Lease liabilities are the Company’s obligation to make lease payments arising from a lease and are measured on a discounted basis. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term on the commencement date. The operating lease ROU asset includes any lease payments made and initial direct costs incurred and excludes lease incentives. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for minimum lease payments continues to be recognized on a straight-line basis over the lease term.
Note 3 – Inventories
Inventories consisted of the following as of October 31, 2025:

Parts and supplies	$45,761
Work in process	15,518
Finished goods	1,897
Total	$63,176
No material write-downs were recognized for inventories that were obsolete, excessive, or carried at a price above net realizable value for the fiscal year ended October 31, 2025.
Note 4 – Incentive Plans
In 2014, the Company adopted a three-year discretionary compensation plan for key employees that awards cash bonuses to key employees based on employee performance, Company performance, and other factors. Bonus awards are paid to employees based on a vesting schedule of 33% per year starting one year after the award. The Company recognizes compensation expense as the employees vest in the award, and compensation expense recognized for the fiscal year ended October 31, 2025, was $911. Unvested awards as of October 31, 2025, were $1,913.

J-W Energy Company
Notes to Consolidated Financial Statements
(dollars in thousands)

Note 5 – Property, Plant, and Equipment
Property, plant, and equipment consisted of the following as of October 31:

	Useful Life	2025
Natural gas compressors	7–20 years	$972,894
Autos and trucks	3–7 years	30,885
Buildings and improvements	7–40 years	21,391
Furniture, fixtures, and equipment	3–10 years	19,339
Leasehold improvements	Lease term	4,334
Land and other	Various	1,530
Total property, plant, and equipment		1,050,373
Total accumulated depreciation and amortization		(649,831)
Property, plant, and equipment, net		$400,542
Note 6 – Accounts Payable and Accrued Liabilities
Accounts payable and accrued liabilities consisted of the following as of October 31, 2025:

Trade accounts payable	$14,000
Accrued liabilities
Property and sales taxes	3,560
Incentive compensation	10,633
Operating costs and selling, general, and administrative	120
Payroll and benefits	2,993
Accrued insurance and claims	352
Other	1,698
Total	$33,356

J-W Energy Company
Notes to Consolidated Financial Statements
(dollars in thousands)

Note 7 – Long-Term Debt
Texas Capital Bank ABL Agreement – Effective August 18, 2022, J-W Power Company (“Borrower”) entered into a five-year credit agreement (TCB ABL Agreement) with a group of lenders led by Texas Capital Bank as the lead agent for an initial commitment of $250,000.
Amounts borrowed under the TCB ABL Agreement are limited to the lesser of the credit commitment amount or the Borrowing Base, as defined. Under revolver and swingline borrowings, the Borrower pays interest at a rate based on an applicable margin, plus the highest of (a) the prime rate; (b) the federal funds rate, plus 0.5%; and (c) the Bloomberg Short-Term Bank Yield Index rate (BSBY Rate), plus 1.0%. Under BSBY Rate borrowings, the Borrower pays interest based on the selected BSBY Rate, plus the applicable margin. The margin for revolver and swingline borrowings ranged between 1.25% to 2.00%, and the margin for BSBY Rate borrowings ranged between 2.25% to 3.00%. Interest payments are generally due every 30 to 90 days, and all unpaid principal and interest is due at maturity on August 18, 2027.
Effective May 3, 2024, the Borrower entered into the first amendment of the TCB ABL Agreement, which reaffirmed the borrowing base and increased the total commitment to $300,000. Additionally, effective as of the date of the first amendment, the BSBY Rate was replaced with the Secured Overnight Financing Rate (SOFR).
Effective April 16, 2025, the Borrower entered into the second amendment of the TCB ABL Agreement, which reaffirmed the borrowing base and increased the total commitment to $350,000.
The TCB ABL Agreement is secured by liens on substantially all of the Borrower’s assets and places certain limits and restrictions on the Borrower’s ability to incur additional debt, pay dividends, sell assets, or invest in foreign or non-compression related activities. The Borrower is also required to have its compression fleet appraised semi-annually and submit a Borrowing Base calculation on a monthly basis. As of October 31, 2025, the Borrowing Base was $350,000.
The Borrower is required to comply with financial covenants including a leverage ratio that is less than 4.0 to 1.0 and an interest coverage ratio less than 3.0 to 1.0.
Long-term debt and interest rates were as follows as of October 31:

	2025 Rate	2025
90-day SOFR	7.69%	$—
30-day SOFR	6.31%	270,000
Revolver	8.50%	—
Swingline	8.50%	—
		270,000
Debt issuance costs, net		(1,425)
Total		$268,575
Letters of credit – Commitments under standby letters of credit totaled approximately $875 at October 31, 2025.

J-W Energy Company
Notes to Consolidated Financial Statements
(dollars in thousands)

Note 8 – Income Taxes
Income tax expense consisted of the following for the fiscal year ended October 31, 2025:

Current
Federal	$7,299
State	828
Total current	8,127

Deferred
Federal	5,292
State	103
Total deferred	5,395
Income tax expense	$13,522
Following is a reconciliation of income tax expense and benefit and the amount computed by applying the federal statutory income tax rate of 21% to income before taxes for the fiscal year ended October 31, 2025:

Income tax expense at statutory rate	$13,638
State income taxes	745
Revisions of estimates and other	47
Research and development credits	(908)
Income tax expense	$13,522
Deferred income taxes generally result from recognizing income and expense at different times for financial and income tax reporting. The most significant differences for the Company relate to different depreciation methods used for financial and income tax reporting.

J-W Energy Company
Notes to Consolidated Financial Statements
(dollars in thousands)

The components of the net deferred tax liability are as follows as of October 31, 2025:

Deferred tax assets
Accrued liabilities	$—
Research and experimental	5,724
Other	1,089
Total deferred tax assets	6,813

Deferred tax liabilities
Property, plant, and equipment	(74,659)
Other	(291)
State income taxes	(5,061)
Total deferred tax liabilities	(80,011)
Net deferred tax liabilities	$(73,198)
Note 9 – Employee Profit Sharing Trust and 401(k) Plan
The Company has a defined contribution retirement plan which is a qualified 401(k) Employee Profit Sharing Plan (the Plan) subject to the Employee Retirement Income Security Act of 1974. The Plan is available to all employees on the first of the month following one month of service. All new employees are automatically enrolled when eligible at a 5% deferral rate unless they elect not to participate.
Effective January 1, 2016, the Plan elected safe harbor status whereby the Company makes discretionary matching contribution to equal 100% of each participant’s contribution up to 5% of the participant’s eligible compensation. Participants are immediately vested in their contributions, plus actual earnings thereon. Vesting in the Company’s contribution portion of their accounts, plus actual earnings thereon is based on years of service. A year of service equates to 1,000 hours or more worked in a plan year. Vesting in the Company’s contribution portion of their accounts, plus actual earnings thereon vest 50% with one year of service and are 100% vested with two years of service.
Employer matching contributions were $2,797 for the fiscal year ended October 31, 2025.
The Company may make an additional discretionary profit-sharing contribution to the Plan as determined by Company management. This discretionary contribution may not exceed the limits prescribed by the Internal Revenue Code (IRC). As of October 31, 2025, the Company did not accrue a discretionary profit- sharing contribution.
Note 10 – Related-Party Transactions
For the fiscal year ended October 31, 2025, related-party transactions include real estate lease payments of $423.

J-W Energy Company
Notes to Consolidated Financial Statements
(dollars in thousands)

Note 11 – Leases
The Company has operating leases primarily for field office spaces. The Company’s leases expire at various times, and many have certain renewal options and lease payment escalation provisions. For those contracts where renewal options are reasonably certain to be exercised, the Company recognizes renewal option periods in the determinations of ROU assets and lease liabilities.
Supplemental information related to leases was as follows as of and for the year ended October 31, 2025:

Operating lease expense	$1,908
Cash paid for operating lease liabilities	1,879
Right-of-use assets obtained in exchange for operating lease liabilities during the period	3,453
Amortization of right-of-use assets	1,671
Right-of-use assets balance	4,340
Lease liabilities balance	4,455
Weighted-average discount rate	6.58%
Weighted-average remaining lease term (years)	4.71
As of October 31, 2025, the future lease payments under noncancelable leases by year ending October 31 were as follows:

2026	$1,729
2027	1,312
2028	490
2029	376
2030	296
Thereafter	1,004
Total lease payments	5,207
Less imputed interest	(752)
Total lease liabilities	$4,455
Note 12 – Preferred Stock
The Company has 3,000,000 shares of preferred stocks authorized with no shares issued and outstanding as of October 31, 2025. Series A preferred stock has a par value of $0.01 and a liquidation preference of $25 per share plus any unpaid dividends. Dividends are payable at 10% per annum subject to Board of Directors approval and certain restrictions under our credit agreements. Unpaid dividends more than three quarters in arrears compound at 10% per annum. No preferred dividends remained unpaid as of October 31, 2025.

J-W Energy Company
Notes to Consolidated Financial Statements
(dollars in thousands)

Note 13 – Commitments and Contingencies
The Company is involved in litigation on various matters and may be subject to certain claims and contingent liabilities which arise in the normal course of business. We do not believe the outcome of pending or possible litigation, claims, or contingent liabilities will have a material effect on the consolidated financial statements.
Note 14 – Subsequent Events
On November 29, 2025, the Company entered into a stock purchase agreement to sell all of the common stock to USA Compression Partners, LLC for cash and stock consideration totaling approximately $860 million subject to customary purchase price adjustments. The closing of the transaction is subject to certain customary closing conditions. The Company anticipates the transaction will close in the month of January 2026. The purchase price is subject to customary post-closing adjustments related to working capital.
The Company has evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through January 9, 2026, the date these consolidated financial statements were available for issuance.